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             EXHIBIT 23.1      CONSENT OF MICHAEL TROKEY & COMPANY, P.C.








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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Board of Directors
Liberty Bancorp, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by Liberty Bancorp, Inc. in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the Liberty Bancorp, Inc. 2003 Incentive Equity and Deferred Compensation Plan (as amended and restated) of our report dated November 16, 2005, which is included in the Liberty Bancorp, Inc. Prospectus dated May 15, 2006. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/ Michael Trokey & Company, P.C.
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Michael Trokey & Company, P.C.
Certified Public Accountants

August 9, 2006
St. Louis, Missouri